Exhibit 3.1(i)

CERTIFICATE OF DESIGNATION OF
POWERS, PREFERENCES AND RIGHTS OF
SERIES COMMON STOCK
OF
SIBLING ENTERTAINMENT GROUP HOLDINGS, INC.
FIRST:  The name of the corporation is Sibling Entertainment Group Holdings, Inc. (the “Corporation”).

SECOND:  The Certificate of Formation of the Corporation, as amended, provides that (a) the Corporation shall have authority to issue 100,000,000 shares of Common Voting Equity Stock, par value $.0001 per share (the “Common Stock”) and (b) the Board of Directors is authorized to create one or more separate series within any class of stock;

THIRD:  On December 30, 2010, the Board of Directors, pursuant to the authority granted in the Certificate of Formation, and in accordance with Section 21.155 of the Texas Business Organizations Code has passed a resolution creating Series Common Stock and fixing the number of shares to be included in such series, and the powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, which are set forth in their entirety in Appendix I hereto;

FOURTH:  this Certificate of Designation of Powers, Preferences, and Rights of Series Common Stock (the “Certificate of Designation”) has been adopted by all necessary action on the part if the Corporation;

FIFTH:   The Corporation has caused this Certificate of Designation to be signed by Mitchell Maxwell, its Chief Executive Officer, this 30th day of December, 2010.

SIBLING ENTERTAINMENT GROUP HOLDINGS, INC.

By:	/s/ Mitchell Maxwell
Mitchell Maxwell, Chief Executive Officer

APPENDIX 1
TO
CERTIFICATE OF DESIGNATION OF
POWERS, PREFERENCES AND RIGHTS OF
SERIES COMMON STOCK
OF
SIBLING ENTERTAINMENT GROUP HOLDINGS, INC.

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WHEREAS, the Certificate of Formation of the Corporation, as amended, provides that the Corporation shall have authority to issue 100,000,000 shares of Common Voting Equity Stock, par value $.0001 per share (the “Common Stock”) and authorizes the Board of Directors to issue the Common Stock in one or more Series and to fix for each such series the number of shares to be included in such series, and the powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of such series;

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, desires to create and fix the terms of Series Common Stock;

IT IS HEREBY RESOLVED, that a series of 10,000,000 shares of Common Stock of the Corporation designated as “Series Common Stock” be and the same is hereby created;

RESOLVED FURTHER, that the designation, powers, preferences and relative, participating, optional, and other special rights with respect to the Series Common Stock and qualifications, limitations, and restrictions thereof, are as set forth below:

1.           Number of Shares.  The series of Common Stock designated and known as “Series Common Stock” shall consist of 10,000,000 shares.

2.           Dividends and Distributions.

(a)           The holders of Series Common Stock shall be entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose.

(b)           The Board of Directors may fix a record date for the determination of holders of Series Common Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than thirty (30) days prior to the date fixed for the payment thereof.

(c)           In the event dividends are proposed for payment on Common Stock (other than Series Common Stock), whether in cash or property, the Corporation shall contemporaneously pay a dividend on all outstanding shares of Series Common Stock in a per share amount equal to the product of (a) the per share amount paid or set aside for Common Stock multiplied by (b) the Series Conversion Ratio.

3.           Voting Rights.

(a)           Each share of Series Common Stock will entitle the holder thereof to a number of votes equal to the Series Conversion Ratio determined as of the record date on all matters submitted to a vote of the stockholders of the Corporation.

(b)           Except as provided in Section 3(c) below, the holders of Common Stock, including the Series Common Stock, shall vote together as a single class on all matters submitted to a vote of the stockholders of the Corporation.

(c)           In addition to any other vote or consent required herein or by law, for so long as any shares of Series Common Stock are outstanding, the vote or written consent of the holders of two-thirds of the Series Common Stock voting together as a separate series shall have the right to approve, adopt, or effect any of the following actions:

(i)             incur, create, authorize, or guarantee any indebtedness, if the aggregate indebtedness of the Corporation and its subsidiaries following such action would exceed $100,000;

(ii)            create or permit to exist any pledge, mortgage, lien, or encumbrance or grant any security interest in the assets, business, or properties of the Corporation or any of its subsidiaries other than those incurred, permitted or granted in the ordinary course of the Corporation’s business;

(iii)           enter into any acquisition of, or any agreement to acquire, any entity, business, or business segment whether by merger, share exchange, purchase of capital stock, purchase of all or substantially all of the assets, consolidation, or similar transaction;

(iv)           authorize, declare, pay, or accrue any dividend or make any distribution with respect to the Corporation’s capital securities;

(v)            redeem, repurchase or otherwise acquire for value (or permit any subsidiary to redeem, repurchase, or acquire for value) any Corporation securities;

(vi)           amend, alter, or repeal any provision of the Corporation’s Certificate of Formation or Bylaws in a manner that results in an adverse change to the rights, preferences, or privileges of the Series Common Stock; or

(vii)          create, accommodate, authorize, issue, or obligate itself to issue any new series of Common Stock.

4.           Certain Restrictions.  If and whenever dividends are declared on the Series Common Stock, the Corporation shall not declare or pay dividends, or make any other distributions, on any other shares of Common Stock, until all dividends on Series Common Stock that have been declared shall have been paid in full or set aside for payment.

5.           Conversion.

(a)           Upon the vote of the holders of two-thirds of the outstanding Series Common Stock, voting as a separate class, each then outstanding share of Series Common Stock shall automatically convert into a number of shares of Common Stock determined by the formula set forth below:

Where:

C =
number of shares of Common Stock issuable upon conversion of one share of Series Common Stock (the “Series Conversion Ratio”).  As of the date of the filing of this Certificate of Designation, the Series Conversion Ratio was 89.68559095.

X =	the number of shares of Common Stock outstanding on the date of conversion (excluding the outstanding shares of Series Common Stock).

Y =	the number of outstanding shares of Series Common Stock

(b)           Upon conversion of Series Common Stock into Common Stock, each holder of Series Common Stock shall surrender the certificate or certificates Series Common Stock, duly endorsed, at the office of the Company or any transfer agent for the Series Common Stock.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  No fractional shares of Common Stock shall be issued and in lieu of any fractional share issuable to a holder, the number of shares of Common Stock shall be rounded to the nearest whole share.  Such conversion shall be deemed to have been made at the close of business on the date of the vote for conversion specified in Section 6(a), and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(c)           If at any time or from time to time on or after the filing of this Certificate of Designation, the Common Stock issuable upon the conversion of the Series Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation, or otherwise or a subdivision or combination of shares or stock dividend provided for elsewhere in this Certificate of Designation, in any such event holders of Series Common Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property received by holders of Common Stock upon such recapitalization, reclassification, merger, consolidation, or other change.

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